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                                                           Exhibit 10(e)

                      GE Supplementary Pension Plan
                   Amendment Dated September 10, 1993

Add New Section V(c)

Subparagraph (ii) of Section I shall not apply to the benefit accrued hereunder by an individual who (i) is an Employee on or after October 1, 1993, (ii) has otherwise met the requirements for participation set forth in Section I on or before December 31, 1993, and (iii) has attained age 56 on or before December 31, 1993. If such individual actually terminates employment prior to age 60, said accrued benefit shall be determined consistent with the principles and subject to the limitations set forth herein as if such individual retired on his actual termination date. However, payment of such accrued benefit to the individual shall not commence until after such individual attains age 60 and has commenced receiving employer-provided benefits under the GE Pension Plan. If such individual dies prior to such commencement date under this Plan, a survivor benefit with respect to such accrued benefit shall be payable hereunder determined in the same manner as other survivor benefits for participants who die before their commencement date. Consistent with Section XII and Section XIV(a), said accrued benefit earned prior to any termination, suspension or amendment of the Plan may not be adversely affected by such action, nor may such accrued benefit be assigned or otherwise alienated.